Exhibit 2
To Shareholders in the United States:
Both parties of the Joint Share Transfer Agreement referred to in this document, CHINTAI Corporation and ABLE INC., have been incorporated under the laws of Japan. The joint share transfer described in this document is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the issuer may purchase shares otherwise than under the joint share transfer, such as in open market or privately negotiated purchases or through subscriptions of newly issued shares.
This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

April 12, 2010

Company Name:	CHINTAI Corporation
Representative:	Representative Director/President,
Seiji Tezuka
(Code No. 2420)
Contact:	Kazuhiko Kawabuchi
Company Secretary
Investor Relations
(Tel: 03-3500-5557)
Notice Regarding Partial Changes to the Articles of Incorporation
     At a Board of Directors’ meeting held on April 12, 2010, it was decided to propose a resolution at the Extraordinary Meeting of Shareholders to be held on June 30, 2010, to make changes to the Articles of Incorporation as explained below.

1. Intended Changes to the Articles of Incorporation
     At a Board of Directors’ meeting held on April 12, 2010, it was decided that, in order to establish a joint holding company through a share transfer (hereafter, “Joint Share Transfer”) between this Company and ABLE INC. (hereafter, “ABLE”), the “Matter regarding the Approval of the Joint Share Transfer” (hereafter, “Share Transfer Approval Resolution”) will be proposed at the Extraordinary Meeting of Shareholders to be held on June 30, 2010. If the Share Transfer Approval Resolution is approved and the Joint Share Transfer comes into effect, this company will become a wholly-owned subsidiary of “ABLE CHINTAI HOLDINGS INC.”(hereinafter the “Holding Company”) which will become a wholly-owning parent company through such Joint Share Transfer.
     Presently, in accordance to the provisions of Article 124 of the Companies Act, this Company sets forth the record date of the Annual Meeting of Shareholders in Article 11 of the existing Articles of Incorporation. However, after the Joint Share Transfer comes into effect, the Holding Company will become the only shareholder of this Company. Therefore, Article 11 shall be deleted, and the numberings for Article 12 and all subsequent articles in the existing Articles of Incorporation shall be moved up by one number accordingly.
     In addition, these changes to the Articles of Incorporation shall become effective as of October 31, 2010, provided that, the Share Transfer Approval Resolution is approved at this Company’s Extraordinary Meeting of Shareholders, the share transfer plan (hereafter, “Transfer Plan”) with regards to Share Transfer Approval Resolution is approved on the side of ABLE at its Annual Meeting of Shareholders, the effectiveness of the Transfer Plan has not been nullified before October 31, 2010, and the procedures for such Joint Share Transfer have not been suspended.

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.
2. Content of the Changes to the Articles of Incorporation
(Underlined portions are subject to change)

Existing Articles of Incorporation	Proposed Changes
Article 1 ~ Article 10	Article 1 ~ Article 10
[Provisions omitted]	[As presently in existence]

(Record date of the Annual Meeting of Shareholders)	[Deleted]
Article 11
The record date for the voting rights of this Company’s annual meeting of shareholders shall be October 31 of every year.

Article 12 ~ Article 45	Article 11 ~ Article 44
[Provisions omitted]	[As presently in existence]
3. Schedule

Shareholders’ Meeting date to approve the changes to the Articles of Incorporation	June 30, 2010 (Scheduled)
Effective date of the changes to the Articles of Incorporation	October 31, 2010 (Scheduled)